Exhibit 2.2
STOCK PURCHASE AGREEMENT

i

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered this 24th day of March, 2006, between Steel Technologies Inc., a Kentucky corporation (“Seller”), and ARI Acquisition Sub, LLC a Delaware limited liability company (“Buyer”); and joined in by American Railcar Industries, a Delaware corporation (“ARI”). Buyer, Seller and ARI are each referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase all of Seller’s capital stock (the “Shares”) in Custom Steel, Inc., a Kentucky corporation (the “Company”), in return for the consideration described below;
     WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, such Shares, upon the terms and subject to the conditions hereinafter set forth;
     WHEREAS, the Parties hereto desire to set forth certain agreements made as an inducement to the execution and delivery of this Agreement;
     WHEREAS, the Shares constitute all of the outstanding shares of capital stock of the Company and following the consummation of the transactions contemplated hereby, Buyer will own 100% of such outstanding capital stock.
     WHEREAS, ARI has joined in this Agreement for the purpose of guaranteeing the payment and performance of Buyer’s obligations.
     NOW THEREFORE, in consideration of these premises and the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, agree as follows:
1. DEFINITIONS. Unless context otherwise requires, capitalized terms shall have the meanings ascribed to them in EXHIBIT 1.
2. BASIC TRANSACTION.
     2.1 PURCHASE AND SALE OF SHARES. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Shares at the Closing for the consideration specified below in this §2.
     2.2 PURCHASE PRICE.
          2.2.1 BASE PURCHASE PRICE. In consideration for the sale of the Shares pursuant to §2.1, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller cash or cash equivalents in an amount equal to a base purchase price of Thirteen Million and No/100 Dollars ($13,000,000.00) (the “Base Purchase Price”), adjusted as follows (as adjusted, the “Purchase Price”):
          (a) The Base Purchase Price shall be increased, dollar-for-dollar, by the Dollar Value of the Inventories on the Closing Date. For purposes of this Agreement, the “Dollar Value” of the Inventories shall be equal to the Company’s cost of all such Inventories determined in accordance with the coil specific identification method of accounting used by the Company in the preparation of the Financial Statements as set forth on EXHIBIT 2.2.1(a) (the “CSI Method”).
          (b) The Base Purchase Price shall be increased, dollar-for-dollar, for the amount of the capital expenditures set forth on EXHIBIT 2.2.1(b) (“Capital Expenditure Amount”).

          (c) The Base Purchase Price shall be increased, dollar-for-dollar, by the value of trade receivables due and payable from Buyer to the Company as of the Closing Date (the “Buyer Receivables”).
          (d) The Base Purchase Price shall be decreased dollar-for-dollar, by the amount of the Company’s accrued vacation as of the Closing Date determined in accordance with GAAP (the “Accrued Vacation Liabilities”).
          2.2.2 ESTIMATED PURCHASE PRICE AND CLOSING PAYMENT. Not less than five (5) business days prior to the Closing Date, Buyer and Seller will jointly prepare an estimate of the Purchase Price based on the Dollar Value of the Inventories, the Capital Expenditure Amount, the Buyer Receivables and the Buyer Accrued Liabilities as of February 28, 2006, which will be set out on a schedule and will be used as the estimated Purchase Price as of the Closing Date (the “Estimated Purchase Price”). The Estimated Purchase Price will be distributed by Buyer at Closing as follows:
          (a) Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Escrow Amount”) shall be paid to a third-party escrow agent mutually acceptable to the parties (the “Escrow Agent”), pursuant to the terms of the Escrow Agreement (as defined in §6.1(k)). The Escrow Amount will be held by the Escrow Agent for a period of eighteen (18) months following the Closing Date in accordance with the terms of the Escrow Agreement.
          (b) The balance of the Estimated Purchase Price (the “Closing Payment”) shall be paid to Seller by wire transfer of immediately available funds. Seller shall provide Buyer with wiring instructions for the Closing Payment no later than two days prior to the Closing.
          2.2.3 DETERMINATION OF CLOSING PURCHASE PRICE.
          (a) On the Closing Date, representatives of Buyer and Seller shall conduct a physical inventory of the Inventories and determine the Dollar Value of the Inventories as of the Closing Date, which determination shall be final and binding upon the Parties. The valuation of the Inventories will be in accordance with the CSI Method consistent with the Company’s use of the CSI Method prior to the Closing.
          (b) Within thirty (30) days after the Closing, Seller shall prepare and deliver to Buyer a schedule of the Dollar Value of Inventories, the Buyer Receivables and the Accrued Vacation Liabilities as of the Closing Date and its calculation of the Purchase Price as of the Closing Date (the “Post-Closing Statement”), which Post-Closing Statement shall be prepared consistently with the methods used in the preparation of the Estimated Purchase Price. Upon delivery of the Post-Closing Statement by Seller, Seller shall provide Buyer with reasonable access during normal business hours to the books and records used by Seller in preparing the Post-Closing Statement for the purpose of enabling Buyer to verify the accuracy of the Post-Closing Statement. Buyer shall have twenty (20) days after delivery of the Post-Closing Statement by Seller to object in writing to Seller’s calculation of the Dollar Value of Inventories, the Buyer Receivables, the Accrued Vacation Liabilities and the Purchase Price set forth on the Post-Closing Statement. If Buyer does not timely object, Seller’s calculation of the Purchase Price set forth on the Post-Closing Statement shall be final and binding upon all parties to this Agreement. If Buyer does object, any disputes shall be treated in accordance with the provisions of §2.2.4.
          (c) If the Purchase Price as determined in accordance with §2.2.3(b) (the “Closing Purchase Price”) is less than the Estimated Purchase Price determined under §2.2.2, Seller shall pay to Buyer the amount of such difference in cash. If the Closing Purchase Price is greater than the Estimated Purchase Price, Buyer will pay to Seller the amount of such difference in cash.
          (d) Any payments owing under Section 2.2.3(c) will be made within five days after final determination of the Closing Purchase Price.
          2.2.4 ADJUSTMENT DISPUTES. If Seller receives timely written objection from Buyer in accordance with §2.2.3(b), Buyer and Seller shall use reasonable efforts to reach agreement on any disputed items or amounts. If Buyer and Seller are unable to reach such agreement within twenty (20) days after Buyer’s delivery of a written objection, they shall promptly thereafter cause a nationally recognized firm of independent certified public accountants (other than KPMG, LLP, Grant Thornton LLP, PricewaterhouseCoopers, or any other independent certified public accountants having a current or contemplated business relationship to any of the Parties or their respective Affiliates) chosen by and mutually acceptable to Buyer and Seller (the “Accounting Referee”) to review the disputed items or amounts for the purpose of calculating the Closing Purchase Price in accordance with the terms of Section 2.2. The Accounting Referee shall be authorized only to review and settle the disputed items identified by Buyer and shall not review, de novo, any items not disputed by Buyer. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, but in no event later than thirty (30) days after retention of the Accounting Referee, a report setting forth the Accounting Referee’s calculation of the Closing Purchase Price. Such report shall be final and binding upon the Parties and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The cost of such review and report shall be borne by the Party whose calculation of the Purchase Price as of the Closing Date was mathematically farthest from the Accounting Referee’s calculation of the Closing Purchase Price.
     2.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Armstrong Teasdale LLP in St. Louis, Missouri or Frost Brown Todd LLC in Louisville, Kentucky at Buyers’ discretion, commencing at 9:00 a.m. local time on the later of (a) March 31, 2006; or (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The Closing of the transactions contemplated by this Agreement shall be effective as of 12:01 a.m. local time on the day following the Closing Date.
     2.4 DELIVERIES AT THE CLOSING. At the Closing, (a) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in §6.1 below and will deliver to Buyer stock certificates representing all of Seller’s Shares, endorsed in blank or accompanied by duly executed assignment documents and stock powers; (b) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §6.2 below and will deliver to Seller the Closing Payment, and (c) Buyer will deliver to Escrow Agent the Escrow Amount.
     2.5 GUARANTY OF BUYER’S OBLIGATIONS. ARI hereby guarantees the payment and performance of Buyer’s obligations in this Agreement.
3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then), except as set forth in the disclosure schedule accompanying this Agreement and updated as of the Closing Date, which shall be updated by Seller not less than three business days prior to the Closing (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.
     3.1 ENFORCEABILITY. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.
     3.2 NONCONTRAVENTION.
          3.2.1 NONCONTRAVENTION. Except as set forth in §3.2.1 of the Disclosure Schedule, neither Seller’s execution and the delivery of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will (i) violate any Law or Order to which either of Seller or the Company is subject or any provision of the Organizational Documents of Seller or the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of Seller or the Company is a party or by which either of them are bound or to which any of the Shares or the Company’s assets are subject (or result in the imposition of any Security Interest upon any of the Shares or the Company’s assets).

          3.2.2 NOTICES AND CONSENTS. Except as set forth in §3.2.2 of the Disclosure Schedule, neither Seller nor the Company needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or Governmental Authority in order for Seller to consummate the transactions contemplated by this Agreement.
     3.3 BROKERS’ FEES. Neither Seller nor the Company has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     3.4 AUTHORITY; ORGANIZATION OF SELLER. Seller and its board of directors have duly authorized the execution, delivery, and performance of this Agreement by Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky.
     3.5 ORGANIZATION AND GOOD STANDING OF THE COMPANY.
          3.5.1 JURISDICTION. Section 3.5.1 of the Disclosure Schedule contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, and other jurisdictions in which it is authorized to do business. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Missouri and is not required to be so qualified in any other state or jurisdiction. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) are correct and complete in all material respects, and the stock certificate books, and the stock record books of the Company are correct and complete in all respects. The Company is not in default under or in violation of any provision of its charter or bylaws.
          3.5.2 ORGANIZATIONAL DOCUMENTS. Seller has made available to Buyer copies of the Organizational Documents of the Company, as currently in effect.
     3.6 CAPITALIZATION. The entire authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, no par value, of which One Hundred (100) shares are issued and outstanding and none are held in treasury. All of the issued and outstanding shares (including the Shares) have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or the Shares. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.
     3.7 TITLE TO ASSETS. Section 3.7 of the Disclosure Schedule accurately describes all material tangible personal property owned, leased or used by the Company in connection with the Business and indicates whether such property is owned, leased or used. Except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or as otherwise set forth in §3.7 of the Disclosure Schedule, the Company has good and marketable title (free and clear of all Security Interests) to, or a valid leasehold interest in, the properties and assets (a) used by it, (b) located on its premises, or (c) shown on the Most Recent Balance Sheet or acquired after the date thereof.
     3.8 TAX MATTERS. For purposes of the indemnification by Seller hereunder, all representations and warranties in this §3.8 shall be deemed to be made with no exception for any item disclosed on any schedule or otherwise. Except as set forth on §3.8 of the Disclosure Schedule:
          (a) The Company and any Tax Affiliate have filed all Income Tax Returns that they were required to file and the Company has filed all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Income Taxes owed by the Company and any Tax Affiliate shown on any Income Tax Return filed by the Company or any Tax Affiliate have been paid, and all other

Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Tax Affiliate is currently the beneficiary of any extension of time within which to file any Income Tax Return and the Company is not currently the beneficiary of any extension of time within which to file any other Tax Return. No claim has ever been made or threatened by an authority in a jurisdiction where the Company or any Tax Affiliate does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Company and any Tax Affiliate that arose in connection with any failure (or alleged failure) to pay any Tax of the Company.
          (b) The Company has withheld and paid all Taxes required to have been withheld and paid by the Company in connection with amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder, or other third party.
          (c) Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Company or any Tax Affiliate has any Knowledge that any authority has threatened to assess any additional Taxes against the Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Income Tax Liability of the Company or any Tax Affiliate or any other Tax Liability of the Company either (A) claimed by any authority in writing or (B) as to which Seller and the directors and officers (and employees responsible for Tax matters) of the Company or any Tax Affiliate has Knowledge. Section 3.8 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after September 30, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of the pro forma portion of the federal income tax return related to the Company, all state income and sales/use Tax Returns of the Company, examination reports, and statements of deficiencies assessed against or agreed to by the Company since September 30, 2002.
          (d) Neither the Company nor any Tax Affiliate has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.
          (e) Neither the Company nor any Tax Affiliate has filed a consent under Code §341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G. The Company is not a party to any Tax allocation or sharing agreement. Neither the Company nor any Tax Affiliate (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has any Liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise).
          (f) Section 3.8(f) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.
          (g) The Company has not agreed or is not required to include in income any adjustment by reason of a change in accounting method or otherwise under either §481(a) of the Code (or an analogous provision of Law).
          (h) The Company is not subject to tax by any foreign country.
          (i) The Company and the Tax Affiliates are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.
          (j) No interest in or of the Company constitutes a United States real property interest, as defined in §897 of the Code.

          (k) There is no indebtedness (or other obligation that might be characterized as debt for federal income tax purposes) between the Company or any Tax Affiliate.
          (l) The Company constitutes neither a “distributing corporation” nor a “controlled corporation” within the meaning of §355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under §355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of §355(e) of the Code) in conjunction with the purchase of the Shares.
          (m) Neither the Company nor any of its Tax Affiliates has engaged in any transaction that is subject to disclosure under present or former Treasury Regulation §§1.6011-4 or 1.6011-4T, as applicable.
          (n) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
     3.9 EMPLOYEE BENEFITS.
          3.9.1 DETAILS OF PLANS. Section 3.9.1 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute.
          (a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, HIPAA, and other applicable Laws and the terms of the Employee Benefit Plan.
          (b) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code §401(a); the trust, if any, forming part of such plan, is exempt from United States Federal income tax under Code §501(a); a favorable determination letter has been issued by the Internal Revenue Service after January 1, 2002 with respect to such plan (or, if the plan is documented on a prototype, such prototype is currently approved by the Internal Revenue Service with respect to such plan and trust and each amendment thereto) and since the date of such determination letter there are no circumstances that are reasonably likely to adversely affect the qualification of such plan. Neither the Seller nor the Company has received any correspondence or written or oral notice from the Internal Revenue Service, the Department of Labor or any participant in or beneficiary of any such plan or any agent representing any of the foregoing, that brings into question the Seller’s or the Company’s compliance with this Section.
          (c) With respect to each such Employee Benefit Plan, Seller has heretofore made available to Buyer complete and correct copies of the following documents, where applicable: (i) the three most recent annual reports (Form 5500), together with schedules, as required, filed with the Internal Revenue Service or Department of Labor (“DOL”), as applicable, and any financial statements and opinions, including attorney responses for requests to disclosure of claims and Liabilities, required by ERISA §103(a)(3) or, for each top-hat plan, a copy of all filings with the DOL; (ii) the most recent determination letter issued by the Internal Revenue Service; (iii) the most recent summary plan description with all modifications thereto and all other descriptions of the Employee Benefit Plan (including a written description of each such Employee Benefit Plan that is not otherwise in writing); (iv) the governing plan document of the Employee Benefit Plan and of any trust, insurance, or annuity contracts maintained in connection therewith; (v) the three most recent actuarial reports, if any, relating to the Employee Benefit Plan; (vi) all notices given to the Seller or the Company by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation within the three years preceding the date of this Agreement with respect to the Employee Benefit Plan; (vii) the most recent actuarial valuation, study, or estimates of any defined benefit pension, retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (viii) the three most recent summary annual reports.

          3.9.2 NATURE OF PLANS. With respect to each Employee Benefit Plan that the Company and any ERISA Affiliate maintains or to which any of them contributes, is required to contribute, or makes available to the Company’s employees:
          (a) Except as set forth in §3.9.2 of the Disclosure Schedule, no Employee Benefit Plan maintained in the last five years is an Employee Benefit Plan subject to Title IV of ERISA nor a Multiemployer Plan, neither the Company nor any ERISA Affiliate has any Liability, whether contingent or otherwise (including withdrawal liability as defined in ERISA §4201), under or with respect to any single employer or Multiemployer Plan which is subject to Title IV of ERISA, and no assets of the Company are subject to a lien under ERISA §§4064 or 4068.
          (b) No Fiduciary or any officer, director or employee of the Company has any Liability for breach of fiduciary duty under ERISA or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.
          (c) No Proceeding with respect to the administration or the investment of the assets of any Employee Benefit Plan, other than routine claims for benefits, is pending or threatened and there is no Basis for any such Proceeding. Each Employee Benefit Plan has been administered to date in material compliance with the applicable provisions of ERISA, COBRA, the Code, and applicable Law and with the terms and provisions of all documents, contracts, or agreements pursuant to which such Employee Benefit Plan is maintained.
          (d) Except as set forth in §3.9.2(d) of the Disclosure Schedule, no Employee Benefit Plan is an Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents, except as may be required by COBRA or applicable state medical benefits continuation law. No Employee Benefit Plan is or has been a “Multiple Employer Welfare Plan” as defined in ERISA §3(40)(A). No Person who is not eligible to participate actually participates in an Employee Benefit Plan.
          (e) Neither Buyer nor the Company will incur any liability under any severance agreement, deferred compensation agreement, employment agreement, similar agreement, or Employee Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement.
          (f) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments (including but not limited to any required independent audit), Forms 1099-R, summary annual reports and summary plan descriptions) have been timely filed or distributed appropriately with respect to each Employee Benefit Plan. All required tax filings with respect to each Employee Benefit Plan have been timely made, including but not limited to Forms 990-T and 5330, and any taxes due in connection with such filings have been paid. All notices, certificates, elections, reports and other forms required by HIPPA, COBRA or other applicable Law to be given to participants in an Employee Benefit Plan have been given to such participants on a timely basis and all such notices, certificates, elections and other forms comply in all material respects with all applicable Laws.
          (g) Except as set forth on §3.9.2(g)of the Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) required to be made to or with respect to each Employee Benefit Plan with respect to the service of employees or former employees of the Company as of the Closing Date and all contributions for any period ending on or before the Closing Date that are not yet due have been made or have been accrued for in the books and records of the Company. All such contributions are deductible under Code §§ 162 or 404. All Employee Benefit Plans are in material compliance with Code §412, to the extent that it is applicable to such Plans.
          (h) The assets under each Employee Benefit Plan that is an Employee Pension Benefit Plan (as such term is defined in ERISA §3(2)) equal or exceed the present value of all vested and unvested liabilities thereunder, as determined in accordance with the provisions of such Plan, the Code and ERISA.

          (i) Except for temporary clerical or security personnel, none of the Company’s employees is a leased employee within the meaning of Code §414(n).
          (j) No Employee Benefit Plan is a “voluntary employees beneficiary association” within the meaning of Code §501(c)(9) and since January 1, 1988 there have been no other “welfare benefit funds” relating to employees or former employees of the Company.
          (k) No event or condition exists with respect to any Employee Benefit Plan which could subject the Company or Buyer to a material tax liability under Code §4980B or, for plan years beginning before January 1, 1998, Code §162(k).
          (l) There have been no “prohibited transactions” within the meaning of Code §4975 or ERISA §406 in connection with any Employee Benefit Plan that could reasonably be expected to subject the Company to a penalty or tax under Code §4975 or ERISA §502(i).
          (m) No statement, whether written or unwritten, has been made by a representative of the Seller or the Company to any Person with regard to any Employee Benefit Plan which is not in accordance with the terms of such plan and which could reasonably be expected to have an Adverse Consequence on the Company or the Buyer.
          (n) Each Employee Benefit Plan can be terminated within thirty days without the payment of additional contributions.
          (o) No reportable event within the meaning of ERISA §4043 has occurred with respect to an Employee Benefit Plan.
          (p) The closing of the transaction pursuant to this Agreement will not result in the payment, vesting or acceleration of any benefit under an Employee Benefit Plan.
          (q) No event has occurred or circumstances exist that could result in a material increase in premium costs of Employee Benefit Plans that are insured or a material increase in benefit costs of Employee Benefit Plans that are not insured.
          (r) Neither Buyer nor the Company will have any Liability or other obligation with respect to any Employee benefit Plan which is or has been sponsored by Seller.
          3.9.3 OTHER ARRANGEMENTS. There are no employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance, or similar plans or agreements, under discussion or negotiation by the Company with any employee or group of employees, any member of management, or any other individual.
     3.10 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.
          3.10.1 COMPLIANCE. Each of the Company and its predecessors has complied in all material respects and is in material compliance with all Environmental, Health, and Safety Requirements.
          3.10.2 ENVIRONMENTAL PERMITS. Without limiting the generality of the foregoing, each of the Company and its Affiliates has obtained and complied in all material respects with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the Company’s occupation of its facilities and the Company’s operation of its business; a list of all such permits, licenses and other authorizations is set forth on §3.10.2 of the Disclosure Schedule.
          3.10.3 NOTICE OF VIOLATION. Except as shown in §3.10.3 of the Disclosure Schedule, neither the Company nor its Affiliates has received any written notice, report or other information regarding any actual or alleged violation by the Company of any Environmental, Health, and Safety Requirements, or any

investigatory, remedial or corrective obligations or other Liability, relating to the Company or any of its facilities arising under any Environmental, Health, and Safety Requirements.
          3.10.4 PROPERTIES. Except as shown in §3.10.4 of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas. Seller has made available to Buyer, or caused the Company to make available to Buyer, all environmental audits, evaluations, assessments, studies or tests of any property or business operation of the Company conducted by or on behalf of the Company within the last five years of which either the Company or Seller has a copy.
          3.10.5 WASTE. Except as set forth in Section 3.10.5 of the Disclosure Schedule, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees or expenses, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.
          3.10.6 NOTIFICATIONS. Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.
          3.10.7 NO ASSUMPTION OF LIABILITIES. The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any Liability for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.
     3.11 SHARES. Seller holds of record and owns beneficially the number of Shares set forth in §3.11 of the Disclosure Schedule, free and clear of any restrictions on transfer, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.
     3.12 FINANCIAL STATEMENTS. Attached hereto as EXHIBIT 3.12 are the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income as of and for the last three fiscal years ended as of September 30 (with the last fiscal year end being the “Most Recent Fiscal Year End”) for the Company; and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the five months ended February 28, 2006 (the “Most Recent Fiscal Month End”) for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).
     3.13 UNDISCLOSED LIABILITIES. Except as set forth in §3.13 of the Disclosure Schedule, the Company does not have any Liabilities, except for (i) Liabilities set forth on the face of the balance sheets dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) or (ii) Liabilities which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).
     3.14 SUBSIDIARIES. The Company has no Subsidiaries, nor any equity or other interests in any joint venture, partnership, company, or corporation.

     3.15 SUBSEQUENT EVENTS. Except as shown on §3.15 of the Disclosure Schedule, since December 31, 2005, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company. Without limiting the generality of the foregoing, since December 31, 2005:
          (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration or otherwise in the Ordinary Course of Business;
          (b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000;
          (c) no Person (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it is bound;
          (d) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;
          (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000;
          (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000;
          (g) the Company has not issued any note, bond, or other debt security involving more than $10,000;
          (h) the Company has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than $10,000;
          (i) the Company has not delayed or postponed the payment of any accounts payable or any other Liabilities of the Company;
          (j) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000;
          (k) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
          (l) there has been no change made or authorized in the Organizational Documents of the Company;
          (m) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or any other equity interest in the Company;
          (n) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (o) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
          (p) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

          (q) the Company has not entered into any employment contract or collective bargaining agreement or modified the terms of any existing employment contract or collective bargaining agreement;
          (r) the Company has not granted or authorized any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;
          (s) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
          (t) the Company has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;
          (u) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
          (v) all accepted and unfilled orders for the sale of goods by the Company have been entered into in the Ordinary Course of Business, are not extraordinary, and (if outstanding) can be filled in accordance with their terms;
          (w) all purchase orders issued by the Company have been placed in the Ordinary Course of Business;
          (x) the Company has managed its treasury in the Ordinary Course of Business;
          (y) the Company’s customers have only returned products in the Ordinary Course of Business and in an amount consistent with allowances therefor in the Company’s Financial Statements;
          (z) to the Knowledge of Seller, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and
          (aa) the Company has not committed to any of the foregoing.
     3.16 NOTES AND ACCOUNTS RECEIVABLE. The Buyer Receivables are reflected properly on the Company’s books and records in accordance with GAAP, are valid receivables subject to no setoffs or counterclaims, are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The Company has paid all accounts payable in accordance with their terms, and no interest is payable with respect to any portion of accounts payable. Section 3.16 of the Disclosure Schedule accurately lists the accounts receivable (including the Buyer Receivables) and accounts payable of the Company as of the date of the Most Recent Financial Statements (which schedule shall be updated immediately prior to the Closing Date) and specifically denotes any accounts payable owing to any of the Company’s Affiliates.
     3.17 INVENTORY. The Inventories are reflected properly on the books and records of the Company in accordance with GAAP and consist of raw materials, work-in-process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Section 3.17 of the Disclosure Schedule lists all of the Inventories, and sets forth a sufficient identifying description for such Inventories, including inventory location, type and weight or units.

     3.18 LEGAL COMPLIANCE. Except as set forth in §3.18 of the Disclosure Schedule, the Company has complied in all material respects with all applicable Laws and no Proceeding or written notice has been filed, commenced or, to the Knowledge of Seller, threatened against the Company alleging any failure so to comply.
     3.19 LITIGATION. Except as set forth in §3.19 of the Disclosure Schedule, the Company is neither (i) subject to any outstanding Order nor (ii) a party to or, to the Knowledge of Seller, threatened to be made a party to any Proceeding.
     3.20 INTELLECTUAL PROPERTY.
          3.20.1 LIST OF PROPERTY. Except as shown on §3.20.1 of the Disclosure Schedule, there is no Intellectual Property owned or used by the Company. The Intellectual Property owned or used by the Company is sufficient for the operation of the Company’s business as presently conducted.
          3.20.2 NO INTERFERENCE. The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. Neither Company nor Seller has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation by the Company. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.
          3.20.3 OWNERSHIP. The Company owns all of the Intellectual Property shown on §3.20.1 of the Disclosure Schedule. Except as set forth in §3.20.3 of the Disclosure Schedule, each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned by the Company immediately subsequent to the Closing hereunder. The Company has taken all commercially reasonable actions appropriate to maintain and protect each item of Intellectual Property that it owns.
          3.20.4 DETAILS. Section 3.20.4 of the Disclosure Schedule identifies each registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property. The Company has made available to Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.20.4 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property identified in §3.20.1 of the Disclosure Schedule: (a) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction; (b) the item is not subject to any outstanding Order; (c) no Proceeding is pending or to the Knowledge of Seller, threatened which challenges the legality, validity or enforceability of the Company’s Intellectual Property or the Company’s use or ownership of any item of the Company’s Intellectual Property; and (d) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any item of the Company’s Intellectual Property.
     3.21 NO CHANGE TO ASSETS. Except as set forth in §3.21 of the Disclosure Schedule, all of the assets and rights owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.
     3.22 TANGIBLE ASSETS. Except as set forth in §3.22 of the Disclosure Schedule, the Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Except as set forth in §3.22 of the Disclosure Schedule, each of the tangible assets owned or leased by the Company is free from any material defects (patent and latent), has been maintained in accordance with the Company’s maintenance practices (which practices are reasonably consistent with normal industry practices), is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     3.23 REAL PROPERTY.
          3.23.1 OWNED REAL PROPERTY. Section 3.23.1 of the Disclosure Schedule lists and describes briefly all real property that the Company owns. With respect to each such parcel of owned real property: (a) the Company has good and marketable title to the parcel of real property, free and clear of any Security Interest; (b) there are no pending or, to the Knowledge of Seller, threatened condemnation Proceedings relating to the property or other Proceedings which could adversely affect the current use, occupancy or value thereof; (c) to the Knowledge of Seller, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning Laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose that would adversely interfere with its current use of the land, and the property is not located within any flood plain; (d) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property other than easements of record; (e) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; (f) there are no parties (other than the Company) in possession of the parcel of real property; (g) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and (h) to the Knowledge of Seller, each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.
          3.23.2 LEASED PROPERTY. No real property is subleased to the Company. Section 3.23.2 of the Disclosure Schedule lists and describes briefly all real property leased to the Company. The Company has made available to Buyer correct and complete copies of the leases listed in §3.23.2 of the Disclosure Schedule (as amended to date). With respect to each lease listed in §3.23.2 of the Disclosure Schedule: (a) the lease is legal, valid, binding, enforceable, and in full force and effect; (b) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) neither the Company nor to the Knowledge of Seller, any other party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; (e) the facility leased meets the requirements of items (f) through (h) of §3.23.1; and (f) to the Knowledge of Seller, the owner of the facility leased has good and marketable title to the parcel of real property, free and clear of any Security Interest.
     3.24 CONTRACTS.
          3.24.1 TYPES OF CONTRACTS. Section 3.24.1of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party (with the exception of contracts and agreements listed on §3.9.1 of the Disclosure Schedule), including: (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum; (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 6 months or involve consideration in excess of $10,000; (c) any agreement concerning a partnership or joint venture; (d) any agreement concerning confidentiality or noncompetition; (e) any agreement involving Seller or its Affiliates; (f) any collective bargaining agreement; (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits; (h) any agreement under which it has advanced or loaned any amount to any of its directors, officers, or employees outside the Ordinary Course of Business; (i) any agreement under which the consequences of a default or termination could reasonably be expected to have a material adverse impact on the Company’s business, financial condition, operations or results of operations.; or (j) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

          3.24.2 STATUS OF CONTRACTS. The Company has made available to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §3.24.1 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §3.24.1 of the Disclosure Schedule. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) the Company is not, and to the Knowledge of Seller, no other party is, in breach or default of its respective obligations, and to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (d) no party has repudiated any provision of the agreement.
          3.24.3 POWERS OF ATTORNEY. Section 3.24.3 of the Disclosure Schedule sets forth (i) the name and address of each bank, financial institution, or similar entity in which the Company has an account, lock box or safe deposit box, the names of all Persons authorized to draw thereon or to have access thereto, and a description thereof, and (ii) the name and address of each Person holding a general or special power of attorney from the Company and a description of the terms thereof.
     3.25 INSURANCE.
          3.25.1 DISCLOSURE. Section 3.25.1 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party (with the exception of contracts and agreements listed on §3.9.1 of the Disclosure Schedule), a named insured, or otherwise the beneficiary of coverage at any time within the past five years: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; (c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.
          3.25.2 STATUS. With respect to each insurance policy described in §3.25.1 of the Disclosure Schedule, except as set forth in §3.25.2 of the Disclosure Schedule: (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) neither the Company nor to the Knowledge of Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (d) no party to the policy has repudiated any provision thereof. The Company has been covered during the past five years by insurance in scope and amount that has been adequate for the businesses in which the Company has been engaged during such period. There are no self-insurance arrangements affecting Company.
     3.26 PERMITS. The Company has obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals required by applicable Laws for the conduct of the Company’s business as presently conducted and has made all required registrations and filings with, any Governmental Authority that are required for the conduct of the Company’s business as presently conducted (collectively, “Permits”). All of the Permits currently held by the Company are listed in §3.26 of the Disclosure Schedule and are in full force and effect and there are no violations of any of such Permits; and no Proceeding is pending or to the Knowledge of Seller, threatened to revoke or limit any of such Permits. The Permits are owned by and in the name of the Company and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.
     3.27 PRODUCT WARRANTY. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the balance sheet dated as of the Most

Recent Fiscal Year End (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3.27 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).
     3.28 PRODUCT LIABILITY. The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.
     3.29 EMPLOYEES. A list of Company’s salaried and non-salaried employees (the “Employees”) is attached hereto as §3.29 of the Disclosure Schedule and such list is true, accurate, and complete. Included within such list is each such Employee’s (a) current rate of pay; (b) gross compensation paid to such Employee during the last full calendar year; (c) tenure with the Company; and (d) job title or description. Except for those Employees that are subject to employment contracts described in §3.24.1 of the Disclosure Schedule, all of the Employees are terminable at will. To Seller’s Knowledge, no Employee has any plans to terminate employment with the Company prior to the Closing. The Company is not a party to nor bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. There is no organizational effort presently being made or to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to employees of the Company.
     3.30 IMMIGRATION MATTERS. The Company has not made any representations to any person concerning any sponsorship for temporary or permanent immigration status. The Company has no employees for whom it currently has petitions or applications for immigration benefits pending with any Governmental Authority.
     3.31 GUARANTIES. Except as set forth in §3.31 of the Disclosure Schedule, the Company has not acted as a guarantor nor is it otherwise liable for any Liability (including indebtedness) of any other Person.
     3.32 CERTAIN PAYMENTS. Neither the Company, Seller, nor any director or officer, nor to the Knowledge of Seller, any agent, employee or other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
     3.33 CUSTOMERS AND SUPPLIERS.
          3.33.1 CUSTOMER LIST. Section 3.33.1 of the Disclosure Schedule contains a list of all of the customers of the Company as of each of the fiscal year ended September 30, 2005 and the Most Recent Fiscal Month End showing the total dollar amount of revenue with respect to each such customer during each such year.
          3.33.2 VENDORS. Section 3.33.2 of the Disclosure Schedule contains a list of the ten (10) largest suppliers or vendors to the Company as of each of the fiscal year ended September 30, 2005 and the Most Recent Fiscal Month End (determined on the basis of the total dollar amount of payments by the Company) showing the total dollar amount of payments to each such vendor or supplier during each such year.
          3.33.3 CHANGE IN RELATIONSHIPS. There has been no material adverse change in the business relationship of the Company with any of the vendors of the Company and to the Knowledge of Seller, there has been no event, circumstance or communication indicating that such a material adverse change is reasonably likely to occur in any such relationship whether or not due to the consummation of the transactions contemplated hereby.

     3.34 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth in §3.34 of the Disclosure Schedule, neither Seller nor its Affiliates has been involved in any business arrangement or relationship with the Company (except acting as a shareholder, officer, or director), and neither Seller nor its Affiliates owns any asset, tangible or intangible, which is used in the business of the Company.
     3.35 DISCLOSURE. No representation or warranty by Seller in this Agreement or the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Seller has no Knowledge of any fact that materially affects the business, conditions, affairs or operations of the Company or any of its properties or assets which has not been described in this Agreement or the Disclosure Schedule hereto.
4. REPRESENTATIONS AND WARRANTIES OF BUYER AND ARI. Buyer and ARI, jointly and severally, represent and warrant to Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then).
     4.1 ORGANIZATION OF BUYER AND ARI. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. ARI is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.
     4.2 AUTHORIZATION OF TRANSACTION. Each of Buyer and ARI have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer [and ARI], enforceable in accordance with its terms and conditions.
     4.3 NONCONTRAVENTION. Neither the execution and the delivery by Buyer and ARI of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer and ARI, will violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any Governmental Agency to which Buyer or ARI is subject or any provision of the charter or bylaws of Buyer or ARI.
     4.4 INVESTMENT. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
     4.5 BROKERS’ FEES. Neither Buyer nor ARI has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     4.6 ACCURACY OF SELLER REPRESENTATIONS. Neither Buyer nor ARI has actual Knowledge of any material misrepresentation in any representation or warranty made by Seller in Article III hereof.
5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
     5.1 GENERAL. Each of the Parties will use its reasonable good faith efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §6 below).
     5.2 NOTICES AND CONSENTS. Seller will give any notices to third parties, and Seller will use its best efforts to obtain all consents and approvals required from any Governmental Authority or any third party, in connection with the matters referred to in §3.2.2 above. Buyer and ARI shall cooperate with Seller and provide any reasonable assistance requested by Seller in order to give such notices and obtain such consents and approvals.
     5.3 OPERATION OF BUSINESS. Except as contemplated in this Agreement or otherwise with the prior written consent of Buyer, which shall not be unreasonably delayed or withheld, Seller will cause the Company not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will ensure that the Company does not, (i) except for daily transfers of cash balances from the Company’s bank account to Seller’s bank account, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction that would result in a breach of §3.15 above.
     5.4 PRESERVATION OF BUSINESS. Seller will cause the Company to use its reasonable good faith efforts to keep its business and properties intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers and employees.
     5.5 ACCESS. Seller will, and Seller will cause the Company, to permit representatives of Buyer to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company. Without limiting the generality of the foregoing, Buyer and its representatives shall be permitted to commission title searches, environmental inspections (including, Phase I and Phase II), and land surveys for those properties described in §3.23.1.
     5.6 NOTICE OF DEVELOPMENTS. Seller will give prompt written notice to Buyer of any development causing a breach of any of its representations and warranties in §3 above. During the period between the date of this Agreement and the Closing, Seller shall be entitled to update the Disclosure Schedule if and to the extent information contained therein becomes untrue or incomplete or inaccurate after the date hereof; provided, that if Buyer objects to such update, it shall have the right to terminate this Agreement without Liability at any time prior to Closing. If the Closing occurs, any such update shall be deemed to have amended the Disclosure Schedule, to have qualified the relevant representations and warranties contained herein and to have cured any breach of representation or warranty that otherwise might have existed hereunder as of the Closing Date. For the avoidance of doubt, the right to update a Disclosure Schedule set forth herein shall not apply to breaches or defaults existing as of the date of this Agreement.
     5.7 EXCLUSIVITY. Until this Agreement is terminated pursuant to §7 below or the Closing Date, Seller will not, and will cause the Company and their respective directors, officers or employees, agents or representatives not to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller and the Company will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and will provide copies of any such offer or a written summary of the terms of any oral offer within two (2) days of the receipt thereof by Seller or the Company.
     5.8 PAYMENT OF COMPANY OBLIGATIONS. On the Closing Date, the Company shall transfer to Seller, and Seller shall assume all responsibility for the payment in accordance with their terms and consistent with the Company’s past practice, of the following pre-Closing obligations: (a) any debt, debt equivalents, interest-bearing liabilities, accounts payable that bear interest, and any principal, accrued interest, prepayment penalties or premiums (if any) relating thereto and any other long-term liabilities or obligations of the Company (excluding capital leases) as of the Closing Date (the “Pre-Closing Debt”); (b) all outstanding checks and similar obligations of the Company as of the Closing Date (the “Pre-Closing Checks”); (c) all costs and expenses related to employee salaries, wages, benefits and claims incurred by the Company prior to the Closing, all employee bonuses incurred by the Company prior to the Closing, (d) all sales and use taxes owed by the Company with respect to the period prior to the Closing, (e) all fees and expenses relating to that certain Tax Sharing Agreement with D’Arcy & Associates, Inc., (f) all professional fees incurred by the Company prior to the Closing including, but not limited to, fees incurred by the Company for its property tax consultant prior to the Closing, (g) all accrued sales returns, (subparagraphs (c) through (g) hereof are collectively referred to as the “Assumed Accrued Liabilities”) and (h) any trade payables or other accounts payable of the Company as of the Closing Date (the “Pre-Closing Payables”). Seller covenants and agrees to pay the Pre-Closing Debt, the Pre-Closing Checks, the Assumed Accrued Liabilities and the Pre-Closing Payables in accordance with their terms and consistent with the Company’s past practice.

     5.9 TRANSFER OF LASER TABLE. At or prior to the Closing Date, the Company shall transfer all of its right, title and interest in the laser burn table described in §3.21 of the Disclosure Schedule (the “Laser Table”) to the Seller. Seller shall remove the Laser Table from the Company’s property within ninety (90) days following the Closing Date. Seller shall remove the Laser Table in a manner so as not to damage the Company’s property or unreasonably interfere with the continuing operation of the Company’s business.
6. CONDITIONS TO OBLIGATION TO CLOSE.
     6.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except for those covenants that are qualified with respect to materiality, which shall be complied with in all respects; and
          (b) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties that are qualified with respect to materiality, which shall be complied with in all respects; and
          (c) Seller shall have procured all of the consents and approvals specified in §5.2 above; and
          (d) no Proceeding shall be pending or threatened before any Governmental Authority or arbitral body wherein an unfavorable Order would (1) prevent consummation of any of the transactions contemplated by this Agreement, (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (3) have a material adverse effect on the right of Buyer to own the Shares and to operate the businesses of the Company as presently operated; and
          (e) there shall have occurred no event or circumstance resulting in a material adverse change in the business, financial condition, operations, or results of operations of the Company, since the date of this Agreement; and
          (f) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than those whom Buyer shall have specified in writing at least five business days prior to the Closing; and
          (g) Prior to March 29, 2007, Buyer shall have obtained a satisfactory Survey and Title Commitment with respect to the real property described in §3.23 and Buyer shall be satisfied with its environmental investigation of the real property described in §3.23, each in Buyer’s reasonable discretion; and
          (h) Buyer shall have received from Seller a duly executed Release in the form of EXHIBIT 6.1(h); and
          (i) Buyer shall have received from Seller’s internal general counsel an opinion as to the matters set forth in EXHIBIT 6.1(i) attached hereto, addressed to Buyer, dated as of the Closing Date; and
          (j) each of Buyer, Seller, and Escrow Agent shall have executed and delivered the escrow agreement in the form of EXHIBIT 6.1(j) (the “Escrow Agreement”); and
          (k) Buyer and Seller shall have entered into a mutually acceptable transition services agreement covering the transition of certain information technology functions to Buyer after the Closing; and
          (l) Seller shall have caused the Company to transfer to Seller at or prior to the Closing (1) all of the Company’s accounts receivable with respect to customers other than Buyer, and (2) the Laser Table; and

          (m) Seller shall have delivered, or caused to be delivered, to Buyer all records related to the intangible assets of the Company within Seller’s possession or control, including any files related to the prosecution of patent or trademark registrations or other Intellectual Property of the Company; and
          (n) Seller shall have obtained all lien releases and instruments necessary for the release and termination of any liens, security interests and encumbrances upon the Company’s assets, including without limitation all UCC-3 lien releases and terminations with respect to filed UCC financing statements; and
          (o) Seller shall have assumed all of the Pre-Closing Debt, Pre-Closing Checks, Assumed Accrued Liabilities and Pre-Closing Payables; and
          (p) Seller shall have delivered to Buyer all updates to the Disclosure Schedule that are to be provided by Seller, which shall be acceptable in form and substance to Buyer, and Buyer shall not have objected to the inclusion of any such updates; and
          (q) Seller shall have delivered to Buyer a FIRPTA certificate in form reasonably acceptable to Buyer; and
          (r) Seller and Buyer shall have completed a physical inventory of the Inventories and shall have agreed upon the Estimated Purchase Price; and
          (s) there shall not be any fact or circumstance uncovered by Buyer since the date of this Agreement in the course of its continuing business, financial, legal, environmental and accounting due diligence investigation regarding Seller, the Company, and the Company’s assets that has had or would likely have a material adverse effect on the Company, its assets or its business or on the Seller’s ability to consummate the transactions contemplated hereunder; and
          (t) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in (a) — (e) above is satisfied in all respects.
     Buyer and ARI may waive any condition specified in this §6.1 by jointly providing written notice of such waiver to Seller at or prior to the Closing.
     6.2 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except for those covenants that are qualified with respect to materiality, which shall be complied with in all respects; and
          (b) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties that are qualified with respect to materiality, which shall be complied with in all respects; and
          (c) the Parties shall have procured all of the consents and approvals specified in §5.2 above; and
          (d) no Proceeding shall be pending before any Governmental Authority or arbitral body wherein an unfavorable Order would (1) prevent consummation of any of the transactions contemplated by this Agreement, (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (3) have a material adverse effect on the right of Buyer to own the Shares and to operate the businesses of the Company as presently operated; and

          (e) Buyer and Seller shall have entered into a mutually acceptable transition services agreement covering the transition of certain information technology functions to Buyer after the Closing; and
          (f) Seller shall have received from counsel to Buyer and ARI an opinion as to the matters set forth in EXHIBIT 6.2(f) attached hereto, addressed to Seller, dated as of the Closing Date; and
          (g) each of Buyer, Seller, and the Escrow Agent shall have executed and delivered the Escrow Agreement; and
          (h) Seller and Buyer shall have completed a physical inventory of the Inventories and shall have agreed upon the Estimated Purchase Price; and
          (i) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in (a) — (c) above is satisfied in all respects.
     Seller may waive any condition specified in this §6.2 by providing written notice of such waiver to Buyer at or prior to the Closing.
7. TERMINATION.
     7.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:
          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (b) Buyer may terminate this Agreement by giving written notice to Seller on or before March 29, 2006, if Buyer is not satisfied, in its reasonable discretion, with the results of its continuing business, legal, and accounting due diligence regarding Seller, the Company, the Shares, and the transactions contemplated hereby;
          (c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (B) as permitted by §5.6, or (C) if the Closing shall not have occurred on or before May 1, 2006, by reason of the failure of any condition precedent under §6.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or
          (d) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 1, 2006, by reason of the failure of any condition precedent under §6.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).
     7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to §7.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

8. POST-CLOSING COVENANTS. The covenants contained in this §8 shall govern the period following the Closing.
     8.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the intent and purposes of this Agreement, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §9 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. Seller and Buyer shall cooperate with each other to provide access to the documents, books, records (including Tax records), agreements, and financial data of any sort of Seller as necessary to assist with the completion of any required post-closing audit of the Financial Statements or as otherwise reasonably requested by the Parties.
     8.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with the contesting or defending Party and such Party’s counsel in the contest or defense, make available personnel, and provide such testimony and access to books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §9 below).
     8.3 TRANSITION. Seller will not intentionally take any direct or indirect action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, or other business associate of Seller from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.
     8.4 CONFIDENTIALITY. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all other copies no matter the medium) of the Confidential Information which are in the possession or control of Seller. If the Seller is requested or required (by oral question or request for information or documents in any legal Proceeding) to disclose any Confidential Information, the Seller shall notify the Buyer promptly in writing of the request or requirement so that the Buyer may seek an appropriate protective Order or waive compliance with the provisions of this §8.4.
     8.5 RESTRICTIVE COVENANTS.
          8.5.1 NON-COMPETE. Except for the sale to existing customers of the Company, Seller and its Affiliates as of the Closing Date of those products manufactured by the Company as of the Closing Date using the Laser Burn Table (the “Laser Business”), for a period of two years from and after the Closing Date, Seller will not engage directly or indirectly in the fabrication, distribution or sale of railcar parts of a type similar to those fabricated for and sold to Buyer at any time prior to the Closing Date (the “Restricted Business”) in any geographic area in which the Company conducted the Restricted Business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in the Restricted Business; provided, however, the restrictions under this Section 8.5.1 do not preclude Seller or any of its Affiliates from selling steel coils to anyone engaging in the Restricted Business.
          8.5.2 NON-SOLICITATION. For a period of two years from and after the Closing Date, Seller will not: (a) with the exception of the Laser Business, solicit any Restricted Business from any Person (other than Buyer) known by Seller to be a customer of the Company within the one year period immediately preceding the Closing Date; (b) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of the Company; (c) at any time during such period, interfere with the Company’s relationship with any Person, including any Person who at any time during such period is an employee, contractor, supplier, or customer of the Company; or (d) at any time during or after such period, disparage the Company or any of its shareholders, directors, officers, employees, or agents.
          8.5.3 PROCEDURES. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §8.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The period of time applicable to any covenant in this §8.5 will be extended by the duration of any violation of such covenant.
     8.6 EMPLOYEES.
          (a) Buyer is not assuming any, and the Company shall after Closing have no further, obligations under Employee Welfare Benefit Plans covering the Company’s employees and their dependents which have been or are sponsored by Seller or in which the Seller participates. At Closing, coverage for the Company’s employees retained by the Company and their dependents under Seller’s Employee Welfare Benefit Plans will cease and the Company shall have no further obligation to contribute to or reimburse Seller or any other Person for any costs, premiums, fees, assessments, or other charges or payments associated with any Employee Welfare Benefit Plan. Seller or Employee Welfare Benefit Plans sponsored by it are to remain solely responsible for all expenses or claims relating to any period through the date of Closing, including claims made after Closing which are attributable to events occurring on or before Closing, and the Company shall have no liability for such expenses or claims. Without limiting the foregoing, Seller or its applicable Employee Welfare Benefit Plan shall be solely responsible for any claims for disability, workers compensation or unemployment benefits arising up through the date of Closing. Those employees of the Company who are not actively at work (as that term or similar term is defined in Buyer’s applicable Employee Welfare Benefit Plans) on the date of Closing but who are retained by the Company shall continue to be covered by Seller’s Employee Welfare Benefit Plans until they return to active work for Company. For purposes of the preceding sentence, an employee who is absent from work on account of a medical condition but who is treated as actively at work for purposes of HIPAA shall be treated as not actively at work. Seller shall be solely responsible for health care coverage for any individuals who have continuation coverage or have the ability to elect continuation coverage under COBRA as a result of a qualifying event occurring on or before the Closing under Seller’s Employee Welfare Benefit Plans. Subject to Seller’s obligations set forth in this subsection (a), Buyer will make coverage available effective at Closing under a group health care plan of Company or Buyer (a major medical plan) to those current employees of the Company who remain in the employ of Company after Closing and who are currently participants in a group health care plan sponsored by Seller and their dependents who are participants in such plan, with the terms of such plan, the employee contribution rate and the period of coverage determined in the sole discretion of Company or Buyer. Any bonus payments due Employees for the period through the date of Closing shall be Seller’s sole responsibility. In addition, Seller shall issue W-2’s for Company’s Employees for the period January 1, 2006 through date of Closing
          (b) The Company shall formally terminate its participation in the Steel Technologies, Inc. Retirement Savings Plan (“Seller Plan”) prior to Closing. Seller and the Company shall cause the accounts under the Seller Plan of the Company employees to be fully vested on or prior to Closing. Seller shall cause the benefits of the Company employees to be distributed to such employees, or their beneficiaries or alternate payees for employees who are deceased or subject to a qualified domestic relations orders as described in Code §414(n), as soon as practicable following the Company’s cessation of participation in Seller Plan. Buyer shall amend the applicable Savings and Investment Plan (“Buyer Plan”) to provide that the Company employees receive credit for eligibility and vesting purposes under Buyer Plan for employment service with the Company. Buyer shall cause the Buyer Plan to accept rollover contributions of benefits (including loans to participants) distributed to the Company employees pursuant to Seller Plan.

9. REMEDIES FOR BREACHES OF THIS AGREEMENT.
     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Buyer and Seller contained in Sections 3 and 4 of this Agreement shall survive the Closing and continue in full force and effect following the Closing subject to the following limitations: (a) all of the representations and warranties of Seller contained in §§3.1 through 3.7, §3.11 and §3.10 of this Agreement and all of the representations and warranties of Buyer, with the exception of §4.6, shall survive the Closing forever; (b) all of the representations and warranties of Seller contained in §3.8 and §3.9 of this Agreement shall survive the Closing for the applicable statutes of limitations; and (c) all of the other representations and warranties of Seller contained in §§3.12 through 3.35 of this Agreement shall survive the Closing for a two-year period after the Closing. The representation and warranty of Seller set forth in §3.16 and the representation and warranty of Buyer set forth in §4.6 shall not survive the Closing.
     9.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.
          9.2.1 BREACH OF AGREEMENT. If Seller breaches any of its representations, warranties, and covenants contained in this Agreement, then Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer or the Company suffers resulting from, arising out of or caused by such breach; provided, however that Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of or caused by the breach of any representation, warranty or covenant of Seller contained in this Agreement until the Buyer or the Company have suffered Adverse Consequences by reason of all such breaches in excess of a $75,000 threshold (at which point the Seller will be obligated to indemnify the Buyer and the Company for any and all of such Adverse Consequences back to the first dollar irrespective of such threshold). Notwithstanding the foregoing, and except as set forth in §9.2.2, Seller’s indemnification obligations under this §9.2 shall be limited to an amount equal to the sum of the Base Purchase Price, plus the Dollar Value of the Inventories, plus the Capital Expenditure Amount.
          9.2.2 TAXES. Notwithstanding anything to the contrary in §9.2.1 (including specifically, but not limited to, the $75,000 threshold and the limitation contained in the last sentence of §9.2.1), Seller agrees to indemnify Buyer and the Company from and against the entirety of any Adverse Consequences Buyer and the Company may suffer arising out of or relating to any Liability of Company or any Tax Affiliate (x) for any Taxes of the Company or any Tax Affiliate with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Statement, and (y) for the unpaid Income Taxes of any Person (other than Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise with respect to any Tax period ending on or before the Closing Date.
          9.2.3 ADJUSTMENT. Any payment under this §9 will be, to the extent permitted by Law, an adjustment to the Purchase Price.
     9.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER. If Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, then Buyer agrees to indemnify Seller from and against any Adverse Consequences that Seller suffers resulting from, arising out of, or caused by such breach by Buyer; provided, however, Seller shall not be entitled to any indemnification for Adverse Consequences resulting from, arising out of, or caused by any breach by Buyer or ARI of §4.6 hereof.
     9.4 MATTERS INVOLVING THIRD PARTIES.
          9.4.1 NOTICE OF THIRD PARTY CLAIMS. If any Person not Affiliated with an Indemnified Party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this §9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the

Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.
          9.4.2 RIGHT TO DEFEND. The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
          9.4.3 SEPARATE COUNSEL. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §9.4.2 the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.
          9.4.4 RIGHTS OF INDEMNIFIED PARTY. If any of the conditions in §9.4.2 is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §9.4.4.
     9.5 RIGHT OF SET-OFF. Upon notice by Buyer specifying in reasonable detail the basis for such set-off and Seller’s failure to cure such uncontested payment default by Seller within fifteen days after Seller’s receipt of Buyer’s written notice of such setoff, Buyer may set off the amount of such payment default against amounts due to Seller under this Agreement, any related agreement, or otherwise. Any such amounts to be so paid by Buyer to Seller shall be reduced by the value of the amount so due to Buyer under this §9.5. The exercise of such right of set-off by Buyer in good faith whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
     9.6 OTHER INDEMNIFICATION PROVISIONS. Except for the equitable remedies under §11.15, and except with respect to claims based upon the fraudulent or intentional misconduct of a Party hereto, the foregoing indemnification provisions are the exclusive remedies of the Parties with respect to the matters set forth in §§9.2 and 9.3, and in derogation of any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the transactions contemplated by this Agreement. Seller hereby agrees that it will not make any claim for indemnification against Company by reason of the fact that it was a shareholder or agent of such entity or serving as a shareholder, partner, trustee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

10. TAX MATTERS.
     10.1 ALLOCATION OF TAX LIABILITIES.
          (a) Seller or a Tax Affiliate will be responsible for all Taxes of the Company regardless of when due and payable, (i) with respect to all Tax periods ending on or prior to the Closing Date and (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date; provided, however, Seller or a Tax Affiliate will not be responsible for the foregoing Taxes to the extent such Taxes are accrued on the books of the Company in the Ordinary Course of Business through the Closing Date.
          (b) Buyer will be responsible for all Taxes of the Company regardless of when due and payable (i) with respect to all Tax periods beginning after the Closing Date, and (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to (A) the portion of such period commencing after the Closing Date and (B) to the extent such Taxes are accrued on the books of the Company through the Closing Date.
     10.2 TAX RETURNS.
          (a) Seller or a Tax Affiliate will include the income or loss of the Company for all Tax periods ending on or before the Closing Date on Seller’s or a Tax Affiliate’s timely filed income Tax Returns and will file all such Income Tax Returns when due (including extensions). Seller will cause all payroll filings to be prepared and made by ADP on behalf of the Company and will cause to be filed when due (including any extensions), all other Tax Returns of the Company for all Tax periods ending on or before the Closing Date for which Tax Returns have not been filed as of such date. Where such other Returns must be filed by the Company, then upon the request of Seller, Buyer will cause such Returns to be filed when due (including any extensions). Seller will submit copies (in the case of consolidated Returns the consolidating portion thereof applicable to the Company) to Buyer at least 30 days prior to the extended due date for Buyer’s review and comment, and thereafter file, all Tax Returns required to be filed by the Company after the Closing Date for all Tax periods ending on or before the Closing Date. Seller or a Tax Affiliate will cause all such Returns to be accurate and complete in all material respects in accordance with applicable Laws and to be prepared on a basis consistent with the Returns filed by or on behalf of the Company for the preceding Tax period.
          (b) Buyer will prepare and file when due (including any extensions) all Tax Returns of the Company for Tax periods ending after the Closing Date; provided, however, that Buyer will submit copies of all such Tax Returns for any Tax period that includes the Closing Date or any period prior to the Closing Date to Seller at least 30 days prior to the extended due date for Seller’s review and comment.
     10.3 INCOME AND LOSS ALLOCATION. For purposes of this §10, in the case of any Taxes paid after the Closing Date that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Tax period ending on the Closing Date will (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Each party shall have the right to review and comment upon any allocation made pursuant to this §10.3. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.
     10.4 COOPERATION. After the Closing Date, Buyer and Seller will make available to the other, as reasonably requested, all information, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of the Company with respect to (i) Tax periods ending on or prior to the Closing Date and (ii) Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date. Buyer and Seller will preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof. Buyer will prepare and provide to Seller any information or documents reasonably requested by Seller for Seller’s use in preparing or reviewing the Tax Returns referred to in §10.2. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions.
     10.5 TAX REFUNDS.
          (a) All refunds of Taxes relating to the Company received by Buyer, Seller or any of its Tax Affiliates with respect to Tax periods ending on or before the Closing Date will be for the account of Seller. Buyer will pay over to Seller any such refunds that Buyer receives immediately upon receipt thereof.
          (b) All refunds of Taxes with respect to the Company for Tax periods beginning after the Closing Date will be for the account of Buyer. Seller will pay over to Buyer any such refunds immediately upon receipt thereof.
          (c) All refunds of Taxes with respect to the Company for a Tax period that includes but does not end on the Closing Date shall be allocated between Buyer and Seller in accordance with the appropriate allocation method described in §10.3 above.
     10.6 TAX SHARING. All tax sharing agreements between Seller or a Tax Affiliate, on the one hand, and the Company on the other hand, will be terminated as of the Closing Date.
     10.7 POST-CLOSING TAX ACTIONS. Buyer shall not take (and shall not permit the Company to take) any action on the Closing Date other than in the Ordinary Course of Business or as otherwise permitted under this Agreement, including, but not limited to, the sale of any assets or the distribution of any dividend or the effectuation of any redemption, that would give rise to any Tax Liability of Seller or the Company. On or after the Closing Date, Buyer shall not make (and shall not permit the Company to make) any election under §338(h) (10) of the Code (or any comparable state, local or foreign provision) with respect to the Company, or amend any Tax Return, consent to the waiver or extension of the statute of limitations relating to Taxes of, take any Tax position on any Tax Return, or compromise or settle any Tax Liability including any audit or other Tax controversy, in each case if such action would have the effect of increasing the Tax Liability or reducing any Tax asset of Seller in respect of any taxable period or portion thereof ending on or before the Closing Date, in each case without Seller’s written consent, which consent shall not be unreasonably withheld.
     10.8 CONTEST PROVISIONS. Seller shall have full responsibility and discretion in the handling of any Tax controversy, including, without limitation, any audits, protests, and litigation involving Taxes or Tax Returns of the Seller, the Company, or any Tax Affiliate for any Tax period ending on or prior to the Closing Date. Notwithstanding the above, Seller will not settle any such Tax controversy in a manner which would adversely affect the Company without the prior written consent of the Company which consent will not be unreasonably withheld or delayed.
11. MISCELLANEOUS.
     11.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. At no time shall either Party issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it is advised by counsel is required by applicable Law (in which case the disclosing Party will advise the other Party prior to making the disclosure). Notwithstanding the foregoing, at no time shall Seller issue any press release or make any public announcement using the name Carl Icahn or any of his Affiliates without the prior written consent of Modal LLC, which may be withheld in its sole discretion.
     11.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     11.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. That certain Letter of Intent, dated February 17, 2006, between Buyer and Seller shall be of no further force or effect upon the execution of this Agreement. That certain Confidentiality Agreement, dated August 16, 2005, between Buyer and Seller shall be of no further force or effect following the Closing Date.
     11.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). In furtherance of the foregoing, Seller will, at Buyer’s request, execute such other documents as may be necessary to transfer all or a portion of the Shares to Buyer’s Affiliate at Closing.
     11.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     11.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer or ARI:	If to Seller:

American Railcar Industries, Inc.	Steel Technologies Inc.
100 Clark Street	15415 Shelbyville Road
St. Charles, MO 63301	Louisville, KY 40245
Attn: Bill Benac, Senior VP & CFO	Attn: Michael J. Carroll, President & COO

Copy to:	Copy to:

Armstrong Teasdale LLP	Steel Technologies Inc.
One Metropolitan Square, Suite 2600	15415 Shelbyville Road
St. Louis, Missouri 63102-2740	Louisville, KY 40245
Attn: David W. Braswell	Attn: Mr. John Baumann

Copy to:

Frost Brown Todd LLC
400 West Market Street, Floor 32
Louisville, Kentucky 40202-3363
Attn: H. Powell Starks
     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Missouri without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Missouri.
     11.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     11.11 EXPENSES. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees that the Company has not borne or will bear any of Seller’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, the prevailing Party in any dispute between the Parties arising hereunder shall be entitled to recover its reasonable attorneys’ fees and expenses from the non-prevailing Party.
     11.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties agree that no prior version or draft of this Agreement or any other document prepared in connection with the transactions contemplated hereby shall be introduced into or otherwise referred to or used in any dispute between the Parties for the purpose of establishing the intent of the Parties or interpreting the meaning or effect of any provision hereof.
     11.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     11.14 TIME OF THE ESSENCE. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by any Party for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Missouri for observance thereof.
     11.15 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
[The Remainder of this page has intentionally been left blank. Signature page follows.]

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date and year first written above.

BUYER

ARI Acquisition Sub, LLC

By: /s/ James J. Unger

Printed Name: James J. Unger

Title: President and CEO

ARI

American Railcar Industries, Inc.

By: /s/ James J. Unger

Printed Name: James J. Unger

Title: President and CEO

SELLER

Steel Technologies Inc.

By: /s/Bradford T. Ray

Printed Name: Bradford T. Ray

Title: Chairman & Chief Executive Officer

EXHIBITS
EXHIBIT 1—DEFINITIONS
     (i) “Accounting Referee” has the meaning set forth in §2.2.4.
     (ii) “Adverse Consequences” means damages, penalties, fines, costs, amounts paid in settlement, Liabilities, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.
     (iii) “Affiliate” means: (a) with respect to a particular individual: (1) each other member of such individual’s Family; (2) any Person that is directly or indirectly Controlled by any one or more members of such individual’s Family; and (3) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); (b) with respect to a specified Person other than an individual: (1) any Person that directly or indirectly Controls, is directly or indirectly Controlled by or is directly or indirectly under common Control with such specified Person; (2) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); and (3) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
          For purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and children, and (iii) any other natural person who is related to the individual and who resides with such individual.
     (iv) “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.
     (v) “Buyer” has the meaning set forth in the preface above.
     (vi) “Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
     (vii) “Closing” has the meaning set forth in §2.3.
     (viii) “Closing Date” has the meaning set forth in §2.3.
     (ix) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B.
     (x) “Code” means the Internal Revenue Code of 1986, as amended.
     (xi) “Company” has the meaning set forth in the Recitals above.
     (xii) “Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.
     (xiii) “Control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether though the ownership of voting securities, by contract or otherwise.
     (xiv) “Disclosure Schedule” has the meaning set forth in §3.
     (xv) “Employee Benefit Plan” means any (a) nonqualified deferred compensation arrangement, (b) qualified defined contribution retirement plan which is an Employee Pension Benefit Plan, (c) qualified defined

1

benefit retirement plan which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, stock ownership, option, sickness, vacation, executive compensation, incentive compensation, death benefit (whether funded through insurance or on a funded or unfunded basis), stock purchase, salary continuation, termination, life insurance or severance plan, program or arrangement, including any medical plan which provides benefits to the Company’s retirees or former employees, or (e) obligation, arrangement or customary practice, whether or not legally enforceable, to provide benefits, other than current compensation, fees and salary, as compensation for services rendered, to present and former directors, employees, contractors or agents other than obligations, arrangements and practices that are described in (a) through (d).
     (xvi) “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
     (xvii) “Employees” has the meaning set forth in §3.29.
     (xviii) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
     (xix) “Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.
     (xx) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (xxi) “ERISA Affiliate” means each entity which is treated as a single employer with Seller for purposes of Code §414 and/or ERISA §4001(b).
     (xxii) “Estimated Purchase Price” has the meaning set forth in §2.2.2.
     (xxiii) “Fiduciary” has the meaning set forth in ERISA §3(21).
     (xxiv) “Financial Statements” has the meaning set forth in §3.12.
     (xxv) “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     (xxvi) “Governmental Authority” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental body of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (vi) any regulatory or self-regulatory authority compliance with which is required by Law; or (vii) an official of any of the foregoing.
     (xxvii) “HIPAA” means the Health Insurance Portability and Accountability Act of 1986, as amended.
     (xxviii) “Indemnified Party” means any Party seeking indemnification hereunder.
     (xxix) “Indemnifying Party” means any Party from whom indemnification is sought hereunder.
     (xxx) “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent

2

disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, domain names, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
     (xxxi) “Inventories” means all raw materials, work-in-process, finished goods, supplies and parts inventories of the Company that are good and usable to Buyer.
     (xxxii) “Knowledge” of an individual will be deemed to be the “Knowledge” of a particular fact or other matter after due inquiry if such individual is actually aware of such fact or other matter or reasonably should have known of such fact or matter. With respect to the Knowledge of Seller, Knowledge shall be limited to the Knowledge of the following members of the management of Seller or the Company: Bradford Ray, Michael Carroll, Joseph Bellino, John Baumann, Lee Watkins, Mark Jindra, Steve Nosil, William Merrick, Mary Parker, Warren Matheney, Gary Bertolucci and Vicky Taylor, and any other salaried employee who reasonably should have known of such fact or matter.
     (xxxiii) “Law” means any statute, law, ordinance, decree, Order, injunction, rule, directive, or regulation of any Governmental Authority.
     (xxxiv) “Liability” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for any Tax.
     (xxxv) “Most Recent Balance Sheet” means the Company’s balance sheet dated as of the Most Recent Fiscal Year End.
     (xxxvi) “Most Recent Financial Statements” has the meaning set forth in §3.12.
     (xxxvii) “Most Recent Fiscal Month End” has the meaning set forth in §3.12.
     (xxxviii) “Most Recent Fiscal Year End” has the meaning set forth in §3.12.
     (xxxix) “Multiemployer Plan” has the meaning set forth in ERISA §3(37)(A).
     (xl) “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.
     (xli) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     (xlii) “Organizational Documents” means the charter and bylaws of a corporation, the articles or certificate of organization and operating agreement for a limited liability company, and the documents of procedural equivalence for any other entity.
     (xliii) “Party” has the meaning set forth in the preface above.
     (xliv) “Permits” has the meaning set forth in §3.26.

3

     (xlv) “Person” means an individual, a partnership, a corporation, an association, limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
     (xlvi) “Post-Closing Statement” has the meaning set forth in §2.2.3(b).
     (xlvii) “Proceeding” means any action, arbitration, audit, hearing, charge, compliant, investigation, litigation, petition, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     (xlviii) “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
     (xlix) “Securities Act” means the Securities Act of 1933, as amended.
     (l) “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     (li) “Seller” has the meaning set forth in the preface above.
     (lii) “Shares” has the meaning set forth in the Recitals above.
     (liii) “Subsidiaries” means any legal entities that are under the Control of the Company.
     (liv) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     (lv) “Tax Affiliate” means each of the Company and any other Person that is or was a member of an affiliated, combined or unitary group of which the Company is or was a member during any period when the Company and the other Person were both Members of the same affiliated, combined or unitary group.
     (lvi) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

4